CST Brands, Inc. Reports First Quarter 2014 Results

-U.S. Fuel Gross Margin Dollars Increased 19%
-U.S. Merchandise Gross Margin Dollars Increased 6%
-Nine New Stores Opened Year-to-Date
San Antonio, Texas, May 13, 2014 – CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, today reported financial results for the first quarter ended March 31, 2014.
Three Months Results
For the three month period ended March 31, 2014, the Company reported net income of $11 million, or $0.14 per diluted share. Net income was $23 million, or $0.30 per diluted share, for the comparable period in 2013. During the first quarter of 2013, the Company was still a wholly-owned subsidiary of Valero and, as such, the first quarter of 2013 results do not include all of the expenses associated with being a public company.
For the first quarter of 2014, the U.S. motor fuel gross margin (cents per gallon or CPG), after deducting credit card fees, was $0.10 compared to $0.08 in the first quarter of 2013. The increase in CPG was driven by less volatility in crude oil and wholesale motor fuel prices as well as the Company's marketing strategy, subsequent to the spin-off, as an independent retailer of motor fuel. U.S. merchandise gross margin, net of credit card fees, increased from 29.7% for the first quarter of 2013 to 30.6% for the same period in 2014, driven by the contribution of higher-margin merchandise items sold at the Company's new stores, such as proprietary brand and fresh food offerings, and an increase in gross margin percentage in the cigarette category during the quarter.
During the first quarter of 2014, the Canada motor fuel gross margin (cents per gallon or CPG), after deducting credit card fees, was $0.21 compared to $0.22 in the first quarter of 2013, due to weakness of the Canadian dollar relative to the U.S. dollar. The decrease in the value of the Canadian dollar resulted in an $8 million decline to overall gross margin. Canada merchandise gross margin, net of credit card fees, increased from 27.5% for the first quarter of 2013 to 28.1% for the first quarter of 2014.
Revenues totaled $3.0 billion for the first quarter of 2014 compared to $3.2 billion for the same period of 2013. Motor fuel revenues in the U.S. segment declined $136 million, driven by a 5% decline in motor fuel gallons sold and a 4% decline in the Company’s per gallon average motor fuel selling price. Motor fuel revenues declined $56 million in the Canada segment, primarily attributable to the foreign currency effects mentioned earlier. Overall revenues in the Canadian segment declined approximately $104 million due to foreign currency effects of the Canadian dollar relative to the U.S. dollar.
Operating income was $25 million for the first quarter of 2014 compared to $32 million for the first quarter of 2013. Adjusted EBITDA (the non-GAAP measures, including Adjusted EBITDA, are described and are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release) was $57 million for the three month period ended March 31, 2014 compared to $63 million for the same period in 2013. The decrease in operating income and Adjusted EBITDA was due primarily to an increase in operating and general and administrative expenses due to higher expenses as a stand-alone, publicly traded company, including additional corporate personnel and associated benefits and stock-based compensation, expenses associated with additional stores, increased health care costs in the U.S., and the impact from foreign exchange.
“We delivered solid results in the first quarter, despite a challenging environment,” said Kim Bowers, chairman and CEO of CST Brands. “We grew U.S. gross margin dollars over 9% compared to last year and, while we did face challenges in Canada, the 4% decline in gross margin was primarily attributable to weather and the effects of foreign exchange impacting our fuel cents per gallon earned in the period.”
Bowers went on to say, “As we celebrate our one year anniversary as a separate company, we are making tremendous strides on the initiatives we outlined following our spin. We have significantly increased our new store builds, our fuel margin capture continues to improve and our focus on food and overall inside margin is positioning us for a solid year in 2014.”

New Store Openings
Year to date, the Company has opened eight new stores in the U.S. and one in Canada. The Company currently expects to build 30 new stores in the U.S. and eight new stores in Canada during 2014. These new stores provide a much larger footprint, more product variety and enhanced food service offerings.
Network Optimization
In April, NRC Realty & Capital Advisors released additional details regarding the 117 properties included in the Company’s previously announced sales process. As has been stated previously, the Company conducted a thorough market review across its U.S. system last year. As a result of this review, stores were identified as candidates for sale, the majority of which could potentially be added to the Company’s wholesale distribution business in the U.S. Stores were identified based on several criteria, and while many of them are smaller in square footage, and below the overall store average from an inside sales and EBITDA perspective, these locations average over 3,000 gallons of fuel sold per store per day, which the Company believes makes them attractive locations for potential buyers and good dealer candidates for the Company’s wholesale business.
Liquidity and Capital Resources
For the three month period ended March 31, 2014, cash flow provided by operating activities totaled $44 million. Cash flow used in investing activities was $43 million, related to capital expenditures. Cash flow used in financing activities was $12 million, due primarily to payments of long-term debt and dividends. The effect of foreign currency exchange rate changes was a reduction in cash of $2 million. Overall, cash decreased by $13 million.
Conference Call
The Company will host a conference call on May 13, 2014 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss first quarter earnings results. The conference call numbers are 800-697-5978 or 630-691-2750 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CST Brands website (www.cstbrands.com). To listen to the audio webcast, go to http://www.cstbrands.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of sixty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#. An archive of the webcast will be available on the investor section of the CST Brands website at http://www.cstbrands.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CST BRANDS, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(Millions of Dollars, Except per Share Amounts)

	Three Months Ended March 31,
	2014	2013
Operating revenues(a)	$3,001	$3,188
Cost of sales	2,756	2,952
Gross margin	245	236
Operating expenses:
Operating expenses	164	159
General and administrative expenses	25	15
Depreciation, amortization and accretion expense	31	30
Total operating expenses	220	204
Operating income	25	32
Other income, net	1	1
Interest expense	(10)	—
Income before income tax expense	16	33
Income tax expense	5	10
Net income	$11	$23
Earnings per common share
Basic earnings per common share	$0.14	$0.30
Weighted-average common shares outstanding (in thousands)	75,397	75,397
Earnings per common share - assuming dilution
Diluted earnings per common share	$0.14	$0.30
Weighted-average common shares outstanding - assuming dilution (in thousands)	75,494	75,397

Dividends declared per common share	$0.0625	$—

Supplemental information:
(a) Includes excise taxes	$470	$499
Comparative financial statements of prior periods were adjusted to apply the weighted-average cost method of valuing the Company’s Canada motor fuel inventory retrospectively. See Note 2 of the Company’s consolidated and combined financial statements included in its Report on Form 10-K for the fiscal year ended December 31, 2013.

CST BRANDS, INC.
SEGMENT OPERATING RESULTS
(Millions of Dollars)
(Unaudited)
U.S.
The following tables highlight the results of operations and certain operating metrics of the U.S. segment (millions of dollars, except number of convenience stores, per site per day and per gallon amounts):

	Three Months Ended March 31,
	2014	2013
Operating revenues:
Motor fuel	$1,483	$1,619
Merchandise	301	293
Other	15	16
Total operating revenues	$1,799	$1,928
Gross margin:
Motor fuel	$44	$37
Merchandise	92	87
Other	15	14
Total gross margin	151	138
Operating expenses	105	99
Depreciation, amortization and accretion expense	22	21
Operating income	$24	$18

Company operated retail sites at end of period	1,041	1,033

Average company operated retail sites during the period	1,038	1,033

Total system operating statistics:
Motor fuel sales (gallons per site per day)	4,797	5,048
Motor fuel sales (per site per day)	$15,866	$17,428

Motor fuel gross margin (CPG):
Motor fuel margin, before credit card fees	$0.139	$0.116
Credit card fees	(0.041)	(0.040)
Motor fuel gross margin, net (CPG)	$0.098	$0.076

Merchandise sales (per site per day)	$3,221	$3,158

Merchandise gross margin, net (percentage of merchandise revenues):
Merchandise gross margin, before credit card fees	31.5%	30.5%
Credit card fees affect on margin	(0.9)	(0.8)
Merchandise gross margin, net	30.6%	29.7%

U.S. (continued)

	Three Months Ended March 31,
	2014	2013
Company Operated Retail Sites:
Beginning of period	1,036	1,032
NTIs	6	1
Acquisitions	—	—
Closed	(1)	—
End of period	1,041	1,033

Average company operated retail sites during the period	1,038	1,033

Same Store Information(a):
Company operated retail sites	1,002	1,002
Motor fuel sales (gallons per site per day)	4,720	5,079
Merchandise sales (per site per day)	$3,165	$3,168
Merchandise gross margin percent, net	30.5%	29.7%
Merchandise sales, ex. cigarettes (per site per day)	$2,197	$2,141
Merchandise gross margin percent, net ex. cigarettes	36.1%	36.0%
Merchandise gross profit dollars	$87	$85
Other services operating revenues(b)	$14	$14

NTI Information(c):
Company operated retail sites at end of period	54	34
Company operated retail sites (average)	50	34
Motor fuel sales (gallons per site per day)	9,268	9,787
Merchandise sales (per site per day)	$6,134	$5,960
Merchandise gross margin percent, net	33.6%	32.4%
Merchandise sales, ex. cigarettes (per site per day)	$4,870	$4,618
Merchandise gross margin percent, net ex. cigarettes	37.7%	36.4%

(a)
The same store information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared.

(b)	Other services include revenues from car wash and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.

(c)
New to Industry Convenience Stores (“NTIs”) consist of all new stores opened after January 1, 2008, which is generally when the Company began operating the larger formatted stores that accommodate broader merchandise categories and food offerings and have more fuel dispensers than the Company's legacy stores.

Canada
The following tables highlight the results of operations and certain operating metrics of the Company's Canada segment (millions of U.S. dollars, except number of retail sites, per site per day and per gallon amounts):

	Three Months Ended March 31,
	2014	2013
Operating revenues:
Motor fuel	$966	$1,022
Merchandise	53	59
Other	183	179
Total operating revenues	$1,202	$1,260
Gross margin:
Motor fuel	$49	$53
Merchandise	15	16
Other	30	29
Total gross margin	94	98
Operating expenses	59	60
Depreciation, amortization and accretion expense	9	9
Operating income	$26	$29

Retail sites (end of period):
Company operated	276	262
Dealers / Agents (fuel only)	498	501
Cardlock (fuel only)	75	78
Total retail sites (end of period)	849	841

Average retail sites during the period:
Company operated	273	262
Dealers / Agents (fuel only)	499	504
Cardlock (fuel only)	75	79
Average retail sites during the period	847	845

Total system operating statistics:
Motor fuel sales (gallons per site per day)	3,095	3,118
Motor fuel sales (per site per day)	$12,673	$13,502

Motor fuel gross margin (CPG):
Motor fuel margin, before credit card fees	$0.229	$0.245
Credit card fees	(0.021)	(0.021)
Motor fuel gross margin, net (CPG)	$0.208	$0.224

Company operated retail site statistics:
Merchandise sales (per site per day)	$2,166	$2,502

Merchandise gross margin, net (percentage of merchandise revenues):
Merchandise gross margin, before credit card fees	29.0%	28.3%
Credit card fees affect on margin	(0.9)	(0.8)
Merchandise gross margin, net	28.1%	27.5%

Canada (continued)

	Company Operated(b)
	Three Months Ended March 31,
	2014	2013
Retail Sites:
Beginning of period	272	261
NTIs	1	—
Acquisitions	2	—
Conversions, net(a)	1	1
Closed	—	—
End of period	276	262

Average company operated retail sites during the period	273	262

Average foreign exchange rate for $1 CAD to USD	0.91218	0.99075

Same Store Information(c),(d):
Company operated retail sites	260	260
Motor fuel sales (gallons per site per day)	3,324	3,420
Merchandise sales (per site per day)	$2,413	$2,536
Merchandise gross margin percent, net	28.3%	27.5%
Merchandise sales, ex. cigarettes (per site per day)	$1,215	$1,257
Merchandise gross margin percent, net ex. cigarettes	37.4%	37.5%
Merchandise gross profit dollars	$16	$16
Other services operating revenues(e)	$5	$4

NTI Information(c),(f):
Company operated retail sites at end of period	24	16
Company operated retail sites (average)	23	16
Motor fuel sales (gallons per site per day)	5,070	5,370
Merchandise sales (per site per day)	$2,646	$2,837
Merchandise gross margin percent, net	28.5%	28.6%
Merchandise sales, ex. cigarettes (per site per day)	$1,456	$1,500
Merchandise gross margin percent, net ex. cigarettes	36.3%	38.6%

Canada (continued)

	Dealers/Agents(b)
	Three Months Ended March 31,
	2014	2013
Retail Sites:
Beginning of period	499	507
New dealers	2	1
Conversions, net(a)	(1)	(1)
Closed or de-branded	(2)	(6)
End of period	498	501

Average retail sites during the period	499	504

Same Store Information(d):
Retail sites	469	469
Motor fuel sales (gallons per site per day)	2,497	2,554

(a)
Conversions represent stores that have changed their classification from dealers/agents to company owned and operated or vice versa. Changes in classification result when the Company either takes over the operations of dealers/agents or convert an existing company owned and operated store to dealers/agents.

(b)	Company operated retail sites sell motor fuel and merchandise and the Company only retains the gross margin from motor fuel sales at dealers/agents.

(c)	All amounts presented are stated in Canadian dollars to remove the impact of foreign exchange and all fuel information excludes amounts related to cardlock operations.

(d)
The same store information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared.

(e)	Other services include revenues from car wash and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.

(f)
NTIs consist of all new stores opened after January 1, 2008, which is generally when the Company began operating the larger formatted stores that accommodate broader merchandise categories and food offerings. NTIs exclude dealers/agents.

Supplemental Disclosure Regarding Non-GAAP Financial Information
Adjusted EBITDA represents net income before income taxes, interest expense, asset impairments, depreciation, amortization and accretion expense. EBITDAR further adjusts Adjusted EBITDA by excluding minimum rent expense. The Company believes that Adjusted EBITDA and EBITDAR are useful to investors and creditors in evaluating its operating performance because (a) they facilitate management’s ability to measure the operating performance of the business on a consistent basis by excluding the impact of items not directly resulting from the retail operations; (b) securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities; and (c) the financial covenants in the Company’s debt agreements use Adjusted EBITDA and EBITDAR in calculating the total lease adjusted leverage ratio and fixed charge coverage ratio. Adjusted EBITDA and EBITDAR are not recognized terms under U.S. generally accepted accounting principles (“GAAP”) and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and EBITDAR have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the results of operations as reported under GAAP.
The following table presents the Company’s Adjusted EBITDA and EBITDAR for the three months ended March 31, 2014 and 2013 and reconciles net income to Adjusted EBITDA and EBITDAR (in millions):

	Three Months Ended March 31,
	2014	2013
Net income	$11	$23
Interest expense	10	—
Income tax expense	5	10
Depreciation, amortization and accretion	31	30
Adjusted EBITDA	57	63
Minimum rent expense	7	6
EBITDAR	$64	$69

CST BRANDS, INC.
CONDENSED BALANCE SHEETS
(Millions of Dollars)

	March 31,	December 31,
	2014	2013
ASSETS
Cash	$365	$378
Other current assets	427	388
Total current assets	792	766
Property and equipment, net	1,328	1,326
Other long-term assets	202	211
Total assets	$2,322	$2,303
LIABILITIES AND STOCKHOLDERS’ EQUITY / NET INVESTMENT
Current portion of debt and capital lease obligations	$38	$36
Other current liabilities	470	427
Total current liabilities	508	463
Debt and capital lease obligations, less current portion	997	1,006
Deferred income taxes and other long-term liabilities	204	207
Total stockholders’ equity	613	627
Total liabilities and stockholders’ equity	$2,322	$2,303

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST) is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs nearly 12,000 Team Members at approximately 1,900 locations throughout the Southwestern United States and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell Valero fuels and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. For more information about CST, please visit www.cstbrands.com.
Contacts
Investors: Randy Palmer, Director – Investor Relations, 210-692-2160
Media: The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772
Safe Harbor Statement
Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand’s Form 10-Q or Form 10-K filed with the Securities and Exchange Commission, and available on the CST Brand’s website at www.cstbrands.com. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.